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Exhibit 99.15.1

RESTATED SELECTED FINANCIAL INFORMATION

The table below contains selected financial data from the 1996 Annual Report on Form 10-K of Healthcare Realty Trust
Incorporated, restated to reflect the adoption of FASB Statement No. 128 (Dollars in thousands, except per share data).

                                                                                                            June 3, 1993
                                                                                                           (commencement
                                                                                                          of operations)
                                                                                                              through
                                                                                                            December 31,
                                                          1996              1995               1994              1993
                                                          ----              ----               ----              ----
Statement of Income Data:
      Total revenues                               $       38,574    $        33,361    $       24,226    $        7,135
      Interest expense                             $        7,344    $         5,083    $        1,116    $          314
      Net income                                   $       19,732    $        18,258    $       15,716    $        3,950
      Net income per share - Basic                 $         1.52    $          1.41    $         1.33    $         0.64
      Net income per share - Diluted               $         1.49    $          1.41    $         1.33    $         0.63
      Weighted average shares outstanding -            13,014,286         12,931,082        11,806,864         6,185,600
      Basic
      Weighted average shares outstanding -            13,261,291         12,970,326        11,859,714         6,237,053
      Diluted

Balance Sheet Data (as of the end of the period):
      Real estate properties, net                  $      416,034    $       318,480    $      280,767    $      133,393
      Total Assets                                 $      427,505    $       336,778    $      283,190    $      134,070
      Notes and bonds payable                      $      168,618    $        92,970    $       40,375    $       21,000
      Total stockholders' equity                   $      245,964    $       234,448    $      236,340    $      108,190

Other Data:
      Funds from operations                        $       28,036    $        25,490    $       20,919    $        5,774
      Funds from operations per share - Basic      $         2.15    $          1.97    $         1.77    $         0.93
      Funds from operations per share - Diluted    $         2.11    $          1.97    $         1.76    $         0.93
      Dividends declared and paid per share        $         1.91    $          1.83    $         1.75    $         0.55

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